                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and
Statement of Additional Information constituting parts of this Post-Effective
Amendment No. 39 to the Registration Statement on Form N-1A (the "Registration
Statement") of our report dated July 12, 2002, relating to the financial statements and financial highlights appearing in the May 31, 2002 Annual Report to the Trustees of the American Century Municipal Trust and the Shareholders of
the Tax-Free Bond Fund, which is also incorporated by reference into the
Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in the Statement
of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, MO
February 27, 2003